Exhibit 5.1

November 9, 2020

Triumph Group, Inc.

899 Cassatt Road, Suite 210

Berwyn, PA 19312

Re:

Triumph Group, Inc., a Delaware corporation (the “Company”) – Registration Statement on Form S-8 pertaining to the addition of One Million Five Hundred and Twenty Thousand (1,520,000) shares (the “Additional Shares”) of common stock, par value $0.001 per share (“Common Stock”), of the Company to be issued under the Triumph Group, Inc. Amended and Restated 2018 Equity Incentive Plan (the “Plan”)

Ladies and Gentlemen:

We have acted as counsel to the Company in connection with the registration of the Additional Shares under the Securities Act of 1933, as amended (the “Act”), by the Company pursuant to the registration statement on Form S-8 filed or to be filed by the Company with the Securities and Exchange Commission (the “Commission”) on or about the date hereof, and any amendments thereto (the “Registration Statement”). You have requested our opinion with respect to the matters set forth below.

In rendering our opinion, we have reviewed and relied on originals or copies of: (i) the Registration Statement; (ii) the Plan; (iii) the Amended and Restated Certificate of Incorporation of the Company, as amended; (iv) the Amended and Restated By-Laws of the Company, adopted on April 24, 2019; (iv) certain resolutions of the Board of Directors relating to the Plan and the filing of the Registration Statement; and (v) such certificates, documents, corporate records and other instruments and matters of law as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

In giving this opinion, we are assuming the authenticity of all instruments presented to us as originals, the conformity with the originals of all instruments presented to us as copies, the genuineness of all signatures, and the legal capacity of all natural persons.

The opinion expressed below is based on the assumption that the Registration Statement will have been filed by the Company with the Commission and will have become effective before any of the Additional Shares are issued, and that persons acquiring the Additional Shares will do so

BALLARD SPAHR LLP

Triumph Group, Inc.

November 9, 2020

strictly in accordance with the terms of the Plan, and the applicable certificate or agreement, and will receive a prospectus containing all the information required by Part I of the Registration Statement on Form S-8 before acquiring such Additional Shares.

Based on the foregoing, we are of the opinion that the Additional Shares, when issued under the Plan in accordance with the terms and conditions thereof, will be legally issued, fully paid and non-assessable.

The foregoing opinion is limited to the laws of the State of Delaware and we do not express any opinion herein concerning any other law.  We express no opinion as to the applicability or effect of any federal or state securities laws, including the securities laws of the State of Delaware. To the extent that any matter as to which our opinion is expressed herein would be governed by the laws of any jurisdiction other than the State of Delaware, we do not express any opinion on such matter.

This opinion letter is issued as of the date hereof and is necessarily limited to laws now in effect and facts and circumstances presently existing and brought to our attention. We assume no obligation to supplement this opinion letter if any applicable laws change after the date hereof, or if we become aware of any facts or circumstances that now exist or that occur or arise in the future and may change the opinions expressed herein after the date hereof.

We consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the filing of this opinion as an exhibit to the applications to securities commissioners for the various states of the United States for registration of the Additional Shares. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act.

Very truly yours,

/s/ Ballard Spahr LLP